Exhibit 99.1

LAUREATE EDUCATION REPORTS SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2019 FINANCIAL RESULTS

Significant Reduction in Debt Following Completion of Certain Asset Sales

BALTIMORE, MARYLAND - August 8, 2019 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the second quarter and six months ended June 30, 2019.

Second Quarter 2019 Highlights (compared to second quarter 2018):

•	Revenue of $1,001.8 million was up 3% on an organic constant currency basis[1]. On a reported basis, revenue decreased 2% and was affected by the weakening of foreign currencies against the US Dollar.

•	Operating income decreased by $4.5 million to $213.7 million.

•
Net income (including discontinued operations) for the second quarter of 2019 was $779.6 million, as compared to $224.0 million for the second quarter of 2018, largely attributable to gains from asset sales.

•	Adjusted EBITDA was $297.3 million, an improvement of 4% on an organic constant currency basis.

Six Months Ended June 30, 2019 Highlights (compared to six months ended June 30, 2018):

•	New enrollments increased 11%.

•	Total enrollments increased 3%.

•	Revenue of $1,623.6 million was up 4% on an organic constant currency basis[1]. On a reported basis, revenue decreased 2% and was affected by the weakening of foreign currencies against the US Dollar.

•	Operating income increased by $3.6 million to $129.2 million.

•
Net income (including discontinued operations) for the six months ended June 30, 2019 was $973.9 million, as compared to $395.5 million for the six months ended June 30, 2018, largely attributable to gains from asset sales.

•	Adjusted EBITDA increased by $1.8 million to $275.7 million, an improvement of 5% on an organic constant currency basis.

“I’m pleased to report another strong quarter for Laureate Education,’’ said Eilif Serck-Hanssen, President and Chief Executive Officer. “Our new enrollment activity is robust and first-half results are ahead of expectations. We continue to make progress on our strategic priorities and our balance sheet has been significantly improved following the completion of additional asset sales.’’

Second Quarter 2019 Results

Revenue in the second quarter of 2019 was $1,001.8 million, up 3% on an organic constant currency basis. On a reported basis, revenue in the second quarter of 2019 decreased by 2% compared to the second quarter of 2018, affected by weakening of foreign currencies, primarily the Chilean Peso and the Brazilian Real, against the US Dollar. Operating income in the second quarter of 2019 decreased by $4.5 million to $213.7 million from $218.2 million in the second quarter of 2018. Net income for the second quarter of 2019 (including discontinued operations) was $779.6 million, which included a $641.5 million net gain related to the completion of the previously announced sales of our South Africa, India, Spain and Portugal institutions, compared to a net income of $224.0 million in the second quarter of 2018, which included a $12.0 million net gain related to the completion of the previously announced sales of our Germany and Morocco institutions. Basic and diluted earnings per share were $3.48 for the second quarter of 2019.

Adjusted EBITDA was $297.3 million in the second quarter of 2019, up 4% on an organic constant currency basis. On a reported basis, Adjusted EBITDA in the second quarter decreased 2% compared to the second quarter of 2018.

Six Months Ended June 30, 2019 Results

New enrollments for the six months ended June 30, 2019 increased 11%, compared to our new enrollment activity for the six months ended June 30, 2018. New enrollment performance reflects strong growth of 10% in the Andean region, as well as increased performance in Brazil, which was up 22%, led by 99% growth in new enrollments in Distance Learning within the Brazil segment. Rest of World grew new enrollments by 9% as compared to the prior-year period. Mexico's main enrollment intake will occur in September. New enrollments for Online & Partnerships remain steady in our core domestic market, which increased 1%, offset by the planned transition away from lower revenue and margin producing students from international students in that segment, resulting in a net 11% reported decline in new enrollments for that segment. On an organic basis, total enrollments through June 30, 2019 were up 3% compared to the period ended June 30, 2018.

For the six months ended June 30, 2019, revenue was $1,623.6 million, up 4% on an organic constant currency basis. On a reported basis, revenues in the six months ended June 30, 2019 decreased by $25.8 million compared to the six months ended June 30, 2018, affected by weakening of foreign currencies, primarily the Brazilian Real and the Chilean Peso, against the US Dollar. Operating income in the six months ended June 30, 2019 increased $3.6 million compared to the six months ended June 30, 2018. Net income (including discontinued operations) for the six months ended June 30, 2019 was $973.9 million, which included a $889.5 million gain, net of tax effect, related primarily to the completion of the previously announced divestitures of our St. Augustine, Thailand, South Africa, India, Spain and Portugal institutions. Basic and diluted earnings per share for the six months ended June 30, 2019 were $4.33.

Adjusted EBITDA was $275.7 million for the six months ended June 30, 2019, an improvement of 5% on an organic constant currency basis. On a reported basis, Adjusted EBITDA for the six months ended June 30, 2019 increased 1% compared to the six months ended June 30, 2018.

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Balance Sheet and Capital Structure

Laureate ended the second quarter of 2019 with $236.4 million of cash on hand and $606.9 million in total liquidity, including our undrawn revolver capacity. These amounts do not include $124.4 million of cash recorded at subsidiaries that are classified as held for sale at June 30, 2019.

Outlook for Fiscal 2019

Given our strong results for the first six months of the year, we are re-affirming our full-year 2019 guidance for all metrics except for net debt. For net debt, in light of the share repurchase program announced this morning, our outlook for the end of the year has been revised upward to approximately $1 billion dollars.
Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-800-774-6070 (for U.S.- based callers) or 1-630-691-2753 (for international callers), and request to join the Laureate conference call, conference ID 8188315. Replays of the entire call will be available through August 16, 2019, at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 8188315. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, costs, capital expenditures, the share repurchase program, cash interest expense, Free Cash Flow and reported earnings per share), (ii) the impact from the implementation of ASC 842 and (iii) our planned divestitures are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 28, 2019, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurement of Adjusted EBITDA. We have included this non-GAAP measurement because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Laureate’s calculation of Adjusted EBITDA is not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 2Q 2019	YTD 2Q 2018	Change		As of 6/30/2019	As of 6/30/2018	Change
			Total	Organic			Total	Organic
Brazil	125,500	102,900	22%	22%	309,000	293,700	5%	5%
Mexico	42,800	43,600	(2)%	(2)%	179,200	187,600	(4)%	(4)%
Andean	104,400	95,300	10%	10%	340,900	321,300	6%	6%
Rest of World	8,100	7,400	9%	9%	20,200	17,300	17%	17%
Online & Partnerships (1)	15,300	17,100	(11)%	(11)%	59,400	58,900	1%	1%
Laureate (2)	296,100	266,300	11%	11%	908,700	878,800	3%	3%

(1) We no longer accept new enrollments at the University of Liverpool and the University of Roehampton. Domestic new enrollments were up 1%.
(2) Excludes new and total enrollments for our discontinued operations

Consolidated Statements of Operations

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2019	2018	Change	2019	2018	Change
Revenues	$1,001.8	$1,017.2	$(15.4)	$1,623.6	$1,649.4	$(25.8)
Costs and expenses:
Direct costs	720.2	725.8	(5.6)	1,372.6	1,403.3	(30.7)
General and administrative expenses	67.4	73.2	(5.8)	121.3	120.5	0.8
Loss on impairment of assets	0.5	—	0.5	0.5	—	0.5
Operating income	213.7	218.2	(4.5)	129.2	125.6	3.6
Interest income	2.8	2.6	0.2	6.4	5.9	0.5
Interest expense	(41.5)	(60.1)	18.6	(96.1)	(123.4)	27.3
Loss on debt extinguishment	(15.6)	—	(15.6)	(26.2)	(7.5)	(18.7)
Gain on derivatives	2.6	111.6	(109.0)	7.8	92.3	(84.5)
Other income (expense), net	7.7	(0.1)	7.8	8.1	2.5	5.6
Foreign currency exchange gain (loss), net	8.8	(5.7)	14.5	4.2	(17.5)	21.7
Income from continuing operations before income taxes and equity in net income of affiliates	178.6	266.5	(87.9)	33.3	77.8	(44.5)
Income tax expense	(74.3)	(92.7)	18.4	(39.3)	(69.6)	30.3
Equity in net income of affiliates, net of tax	0.2	—	0.2	0.2	—	0.2
Income (loss) from continuing operations	104.5	173.9	(69.4)	(5.8)	8.2	(14.0)
Income from discontinued operations, net of tax	33.6	38.1	(4.5)	90.2	56.9	33.3
Gain on sales of discontinued operations, net of tax	641.5	12.0	629.5	889.5	330.3	559.2
Net income	779.6	224.0	555.6	973.9	395.5	578.4
Net loss (income) attributable to noncontrolling interests	2.0	0.5	1.5	(1.0)	(2.2)	1.2
Net income attributable to Laureate Education, Inc.	$781.6	$224.4	$557.2	$972.8	$393.3	$579.5

Accretion of other redeemable noncontrolling interests and equity and Series A convertible redeemable preferred stock	$0.2	$69.8	$(69.6)	$0.5	$12.4	$(11.9)
Net income available to common stockholders	$781.8	$294.2	$487.6	$973.3	$405.7	$567.6

Basic and diluted earnings per share:
Basic weighted average shares outstanding	224.7	214.9	9.8	224.7	201.5	23.2
Diluted weighted average shares outstanding	224.9	224.4	0.5	224.7	224.5	0.2
Basic earnings per share	$3.48	$1.37	$2.11	$4.33	$2.01	$2.32
Diluted earnings per share	$3.48	$1.00	$2.48	$4.33	$1.75	$2.58

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS
			% Change		$ Variance Components
For the three months ended June 30,	2019	2018	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$197.1	$225.6	(13)%	(4)%	$(28.5)	$(9.0)	$—	$—	$(19.5)
Mexico	162.5	159.6	2%	1%	2.9	2.0	—	—	0.9
Andean	423.0	409.5	3%	10%	13.5	39.9	—	—	(26.4)
Rest of World	60.6	61.3	(1)%	6%	(0.7)	3.5	—	—	(4.2)
Online & Partnerships	159.7	165.0	(3)%	(3)%	(5.3)	(5.3)	—	—	—
Corporate & Eliminations	(1.1)	(3.9)	72%	72%	2.8	2.8	—	—	—
Total Revenues	$1,001.8	$1,017.2	(2)%	3%	$(15.4)	$33.8	$—	$—	$(49.2)

Adjusted EBITDA
Brazil	$58.9	$77.9	(24)%	(16)%	$(19.0)	$(12.6)	$(0.4)	$—	$(6.0)
Mexico	31.6	27.8	14%	14%	3.8	4.0	0.1	—	(0.3)
Andean	186.7	184.2	1%	7%	2.5	13.3	—	—	(10.8)
Rest of World	10.5	7.6	38%	51%	2.9	3.9	—	—	(1.0)
Online & Partnerships	49.9	45.4	10%	10%	4.5	4.5	—	—	—
Corporate & Eliminations	(40.2)	(39.4)	(2)%	(2)%	(0.8)	(0.8)	—	—	—
Total Adjusted EBITDA	$297.3	$303.6	(2)%	4%	$(6.3)	$12.1	$(0.3)	$—	$(18.1)

(2)
Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2018 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

IN MILLIONS
			% Change		$ Variance Components
For the six months ended June 30,	2019	2018	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$307.1	$348.4	(12)%	(1)%	$(41.3)	$(4.2)	$—	$—	$(37.1)
Mexico	318.9	315.5	1%	2%	3.4	6.6	—	—	(3.2)
Andean	561.9	544.6	3%	10%	17.3	54.1	—	—	(36.8)
Rest of World	114.7	113.6	1%	7%	1.1	8.5	—	—	(7.4)
Online & Partnerships	321.5	333.0	(3)%	(3)%	(11.5)	(11.5)	—	—	—
Corporate & Eliminations	(0.6)	(5.7)	89%	89%	5.1	5.1	—	—	—
Total Revenues	$1,623.6	$1,649.4	(2)%	4%	$(25.8)	$58.7	$—	$—	$(84.5)

Adjusted EBITDA
Brazil	$28.2	$51.9	(46)%	(41)%	$(23.7)	$(21.3)	$(1.2)	$—	$(1.2)
Mexico	57.4	58.3	(2)%	2%	(0.9)	1.4	(1.1)	—	(1.2)
Andean	153.5	144.8	6%	12%	8.7	16.7	—	—	(8.0)
Rest of World	15.0	10.6	42%	46%	4.4	4.9	—	—	(0.5)
Online & Partnerships	98.4	90.4	9%	9%	8.0	8.0	—	—	—
Corporate & Eliminations	(76.8)	(82.0)	6%	6%	5.2	5.2	—	—	—
Total Adjusted EBITDA	$275.7	$273.9	1%	5%	$1.8	$15.0	$(2.3)	$—	$(10.9)

(3)
Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2018 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	June 30, 2019	December 31, 2018	Change
Assets
Cash and cash equivalents	$236.4	$388.5	$(152.1)
Receivables (current), net	368.2	249.3	118.9
Other current assets	329.1	273.0	56.1
Current assets held for sale	187.2	306.4	(119.2)
Property and equipment, net	1,238.5	1,278.9	(40.4)
Operating lease right-of-use assets, net	937.9	—	937.9
Goodwill and other intangible assets	2,874.2	2,858.8	15.4
Other long-term assets	426.5	383.3	43.2
Long-term assets held for sale	493.9	1,031.5	(537.6)
Total assets	$7,091.8	$6,769.6	$322.2

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$475.5	$491.2	$(15.7)
Deferred revenue and student deposits	283.8	193.2	90.6
Total operating leases, including current portion	958.1	—	958.1
Total long-term debt, including current portion	1,358.3	2,695.5	(1,337.2)
Total due to shareholders of acquired companies, including current portion	35.9	45.4	(9.5)
Other liabilities	557.7	616.3	(58.6)
Current and long-term liabilities held for sale	303.0	662.7	(359.7)
Total liabilities	3,972.2	4,704.3	(732.1)
Redeemable noncontrolling interests and equity	12.5	14.4	(1.9)
Total stockholders' equity	3,107.1	2,050.9	1,056.2
Total liabilities and stockholders' equity	$7,091.8	$6,769.6	$322.2

Consolidated Statements of Cash Flows

	For the six months ended June 30,
IN MILLIONS	2019	2018	Change
Cash flows from operating activities
Net income	$973.9	$395.5	$578.4
Depreciation and amortization	97.4	130.2	(32.8)
Loss on impairment of assets	0.5	—	0.5
Amortization of operating lease right-of-use assets	62.8	—	62.8
Gain on sales of subsidiaries and disposal of property and equipment, net	(852.3)	(309.9)	(542.4)
Gain on derivative instruments	(8.0)	(92.7)	84.7
Payments for settlement of derivative contracts	(8.2)	—	(8.2)
Loss on debt extinguishment	26.2	7.5	18.7
Unrealized foreign currency exchange (gain) loss	(5.2)	18.7	(23.9)
Income tax receivable/payable, net	(53.2)	12.0	(65.2)
Working capital, excluding tax accounts	(276.5)	(221.0)	(55.5)
Other non-cash adjustments	75.3	61.6	13.7
Net cash provided by operating activities	32.5	1.8	30.7
Cash flows from investing activities
Purchase of property and equipment	(62.8)	(93.7)	30.9
Expenditures for deferred costs	(8.0)	(7.7)	(0.3)
Receipts from sales of discontinued operations, net of cash sold, property and equipment and other	1,161.4	374.7	786.7
Settlement of derivatives related to sale of discontinued operations and net investment hedge	12.9	(10.0)	22.9
Investing other, net	(1.1)	1.0	(2.1)
Net cash provided by investing activities	1,102.4	264.3	838.1
Cash flows from financing activities
Decrease in long-term debt, net	(1,369.6)	(373.0)	(996.6)
Payments of deferred purchase price for acquisitions	(12.1)	(5.9)	(6.2)
Payment of dividends on Series A Preferred Stock	—	(11.1)	11.1
Payments of debt issuance costs and redemption premiums	(5.9)	(0.3)	(5.6)
Financing other, net	(8.4)	(2.8)	(5.6)
Net cash used in financing activities	(1,396.1)	(393.1)	(1,003.0)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	8.7	3.8	4.9
Change in cash included in current assets held for sale	88.1	14.1	74.0
Net change in Cash and cash equivalents and Restricted cash	(164.4)	(109.1)	(55.3)
Cash and cash equivalents and Restricted cash at beginning of period	589.8	532.8	57.0
Cash and cash equivalents and Restricted cash at end of period	$425.4	$423.7	$1.7

Non-GAAP Reconciliation

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA for the three months and six months ended June 30, 2019 and 2018:

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2019	2018	Change	2019	2018	Change
Income (loss) from continuing operations	$104.5	$173.9	$(69.4)	$(5.8)	$8.2	$(14.0)
Plus:
Equity in net income of affiliates, net of tax	(0.2)	—	(0.2)	(0.2)	—	(0.2)
Income tax expense	74.3	92.7	(18.4)	39.3	69.6	(30.3)
Income from continuing operations before income taxes and equity in net income of affiliates	178.6	266.5	(87.9)	33.3	77.8	(44.5)
Plus:
Foreign currency exchange (gain) loss, net	(8.8)	5.7	(14.5)	(4.2)	17.5	(21.7)
Other (income) expense, net	(7.7)	0.1	(7.8)	(8.1)	(2.5)	(5.6)
Gain on derivatives	(2.6)	(111.6)	109.0	(7.8)	(92.3)	84.5
Loss on debt extinguishment	15.6	—	15.6	26.2	7.5	18.7
Interest expense	41.5	60.1	(18.6)	96.1	123.4	(27.3)
Interest income	(2.8)	(2.6)	(0.2)	(6.4)	(5.9)	(0.5)
Operating income	213.7	218.2	(4.5)	129.2	125.6	3.6
Plus:
Depreciation and amortization	49.7	52.9	(3.2)	97.4	109.9	(12.5)
EBITDA	263.4	271.1	(7.7)	226.6	235.5	(8.9)
Plus:
Share-based compensation expense (4)	4.7	7.3	(2.6)	7.7	3.2	4.5
Loss on impairment of assets (5)	0.5	—	0.5	0.5	—	0.5
EiP implementation expenses (6)	28.6	25.2	3.4	40.9	35.3	5.6
Adjusted EBITDA	$297.3	$303.6	$(6.3)	$275.7	$273.9	$1.8

(4) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(5) Represents non-cash charges related to impairments of long-lived assets.
(6) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure and certain non-recurring costs incurred in connection with the planned and completed dispositions.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.